Exhibit (a)(1)(J)

                  CENDANT CORPORATION ANNOUNCES EXPIRATION OF
                        HART-SCOTT-RODINO WAITING PERIOD
                  RELATING TO ITS ACQUISITION OF ORBITZ, INC.

         NEW YORK 11-02-2004 -- Cendant Corporation (NYSE: CD) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (HSR Act), relating to its proposed acquisition of Orbitz, Inc. (Nasdaq: ORBZ) has expired. As previously announced, Cendant's tender offers for Orbitz currently are scheduled to expire at 12:00 midnight, New York City time, on Wednesday, November 10, 2004.

About Cendant Travel Distribution Services
------------------------------------------

         Cendant's Travel Distribution Services Division is one of the world's largest and most geographically diverse collections of travel brands and distribution businesses. The division, employing nearly 5,000 people in more than 116 countries, includes: Galileo, a leading global distribution system
(GDS), serving more than 44,000 travel agencies and over 60,000 hotels; hotel distribution and services businesses (TRUST, THOR, WizCom and Neat Group); leading online travel agencies (CheapTickets.com, Lodging.com, HotelClub.com and RatesToGo.com); Shepherd Systems, an airline market intelligence company; Travelwire, an international travel technology and software company; Travel 2/Travel 4, a leading international provider of long-haul air travel and travel product consolidator; and Travelport, a provider of online global corporate travel management solutions.

About Cendant Corporation
-------------------------

         Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4INFOCD (877-446-3623).

About Orbitz
------------

         Orbitz is a leading online travel company that enables travelers to search for and purchase a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages. Since launching its Web site to the general public in June 2001, Orbitz has become the third largest online travel site based on gross travel bookings. On http://www.orbitz.com, consumers can search more than 455 airlines, as well as rates at tens of thousands of lodging properties worldwide and at 22 car rental companies.

         Statements about the expected effects on Cendant of the acquisition of Orbitz, statements about the expected timing, certainty and scope of the acquisition and all other statements in this release other than historical facts are forward-looking statements. Forward-looking statements include information about possible or assumed future financial results and usually contain words such as "believes," "intends," "expects," "anticipates," "estimates", or similar expressions. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results due to a variety of factors, including but not limited to, the satisfaction of the conditions to closing of the offers. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements, risks or reasons. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Orbitz. The tender offers are being made pursuant to a tender offer statement and related materials. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offers referred to in this press release, because they contain important information. The tender offer statement by Cendant and the solicitation/recommendation statement by Orbitz were filed on October 6, 2004 with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these statements and other documents filed by Cendant and Orbitz at the SEC's Web site at www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to Georgeson Shareholder Communication Inc., 17 State Street, 10th Floor, New York, New York 10004, or by calling toll free (888) 264-6994.

Cendant Media Relations Contacts:
--------------------------------
Cendant Travel Distribution Services Division
Kate Sullivan
(973) 496-4540

Cendant Corporation
Elliot Bloom
(212) 413-1832

Jonathan Mairs
Ogilvy Public Relations Worldwide
(212) 880-5353

Cendant Investor Relations Contacts:
-----------------------------------
Sam Levenson
(212) 413-1832

Henry A. Diamond
(212) 413-1920

Orbitz Media Relations Contacts:
-------------------------------
Carol Jouzaitis
(312) 894-4774

Steve Frankel
Abernathy McGregor
(212) 371-5999

Orbitz Investor Relations Contact:
---------------------------------
Frank Petito
(312) 894-4830